UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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DCT Industrial Trust Inc.

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Notice of 2009

Annual Meeting

and

Proxy Statement

518 17th Street

Denver, Colorado 80202

March 23, 2009

Dear Stockholder,

You are invited to attend the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, May 5, 2009, at 518 17th Street, Suite 800, Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Thomas G. Wattles

Chairman of the Board

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

i

Notice of 2009 Annual Meeting of Stockholders

10:00 a.m., May 5, 2009

518 17th Street, Suite 800

Denver, Colorado 80202

March 23, 2009

To the Stockholders:

DCT Industrial Trust Inc.’s 2009 Annual Meeting of Stockholders will be held at 518 17th Street, Suite 800, Denver, Colorado 80202, on Tuesday, May 5, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect the nine directors nominated by the Board of Directors to serve until the 2010 annual meeting;

2.	To ratify the selection of the independent registered public accounting firm for 2009; and

3.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 9, 2009, are entitled to notice of, and to vote at, the meeting and any adjournments.

By Order of the Board of Directors,

Stephen K. Schutte

Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2009

The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement

DCT Industrial Trust Inc.

518 17th Street

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2009 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 25, 2009, which is also the date by which these materials will be posted.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning a paper copy of a proxy or voting registration form. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will elect nine directors to the board. Each director will be elected to a one-year term and will hold office until the 2010 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Vote Required: You may vote for or withhold your vote from any of the director nominees. Assuming a quorum is present, the directors receiving a plurality of the votes cast in person or by proxy at the meeting will be elected.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.

Your board of directors unanimously recommends that you vote FOR each of its director nominees and proposals listed above.

The foregoing are only summaries of the proposals. You

should review the full discussion of each proposal in this

proxy statement before casting your vote.

Proposal I: Election of Directors

At the 2009 annual meeting, nine directors are to be elected to each hold office until the 2010 annual meeting and until a successor has been duly elected and qualified or until a director’s earlier resignation or removal. The nine nominees for election at the 2009 annual meeting, all proposed by the board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board may recommend.

Thomas G. Wattles.  Director since 2003

Mr. Wattles, age 57, has been the Executive Chairman of our company since 2003. Mr. Wattles also served as our Chief Investment Officer from March 2003 to September 2005 and was a consultant to our former advisor from 2003 through October 2006. Mr. Wattles was a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, each a Denver-based real estate investment firm, from February 2003 until June 2008. In addition, from April 2005 through October 2006, Mr. Wattles was a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of Divided Capital Total Realty Trust Inc. From March 1997 to May 1998, Mr. Wattles served as Chairman of ProLogis, and served as Co-Chairman and Chief Investment Officer from November 1993 to March 1997. Mr. Wattles was a Managing Director of Security Capital Group Incorporated and served in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is also currently a director of Regency Centers Corporation and chairs its Investment Committee and is a member of its Audit Committee. Mr. Wattles holds a Bachelor’s degree and an M.B.A. degree from Stanford University.

Philip L. Hawkins.  Director since 2006

Mr. Hawkins, age 53, has been our Chief Executive Officer since October 2006. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation, where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was acquired by a fund managed by The Blackstone Group in July 2006. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with Jones Lang LaSalle, a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. He is a member of the National Association of Real Estate Investment Trusts (NAREIT), the Urban Land Institute, and is a member of NAREIT’s Board of Governors. Mr. Hawkins is currently a director of SBA Communications Corporation, a publicly traded wireless tower owner and operator. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Phillip R. Altinger.  Director since 2006

Mr. Altinger, age 46, is currently a private investor. From 2001 through 2006, he was Executive Director, Corporate Development with Seagate Technology, a leading disc drive company, where he structured, executed and managed various equity and debt investments, as well as mergers-and-acquisitions transactions. Prior to joining Seagate, Mr. Altinger served in numerous senior financial positions at companies including Rio Hotel and Casino, Inc., a casino/hotel, and Catapult Entertainment, a videogame networking company. Mr. Altinger also held investment-banking positions with Volpe Brown Whelan & Company and Salomon Brothers. Mr. Altinger received his M.B.A. and Bachelor’s degrees in Mechanical Engineering and Economics from Stanford University.

Thomas F. August.  Director since 2006

Mr. August, age 60, has served since February 2008 as the Executive Vice President and Chief Operating Officer of Behringer Harvard REIT I, Inc. Previously, Mr. August had served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust from October 1999 to January 2006. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr.  Director since 2006

Mr. Gates, age 55, has served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. Prior to forming PortaeCo in 1984, Mr. Gates co-founded CenterPoint Properties Trust, or CenterPoint, and served as Co-Chairman and Chief Executive Officer. During that period, CenterPoint became the largest private property owner in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT. In March 2006, CenterPoint was acquired by the California Public Employees Retirement System and Jones Lang LaSalle for approximately $3.5 billion. He began his career as an Assistant to Governor James R. Thompson of Illinois. In 1979, he joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of The Davis Funds, the Metropolitan Pier and Exhibition Authority of Chicago, and numerous other not-for-profit institutions. Mr. Gates graduated from Trinity College in 1976 with a Bachelor’s degree in Economics and Philosophy.

Tripp H. Hardin.  Director since 2002

Mr. Hardin, age 47, is Senior Vice President of Investments with CB Richard Ellis. Prior to joining CB Richard Ellis, Mr. Hardin was a principal of Trammell Crow Krombach Partners and was associated with them or their predecessor company since 1986. He has been active in the commercial real estate industry since 1984, focusing primarily on the sale and leasing of industrial and office properties. He also has extensive experience in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University in 1984 with a Bachelor of Science degree in Industrial Engineering.

James R. Mulvihill.  Director since 2002

Mr. Mulvihill, age 44, was our Treasurer and Chief Financial Officer from 2002 through October 2006. In addition, Mr. Mulvihill was a consultant to our former advisor from 2002 through October 2006. Mr. Mulvihill is a principal of Black Creek Capital, LLC, which he co-founded in 1993. In addition, since April 2005, Mr. Mulvihill has been a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of Divided Capital Total Realty Trust Inc. He was a co-founder and served as Chairman of Corporate Properties of the Americas, or CPA, a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992, and as of June 30, 2006, with affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate projects with an aggregate value of approximately $4.0 billion. Mr. Mulvihill served as the Chairman and as a director of American Real Estate Investment Corp. (later known as Keystone Property Trust) from 1993 through 1997, and as a director of Keystone Property Trust from 1997 through 1999. Mr. Mulvihill had co-founded American Real Estate Investment Corp. in 1993, which became an industrial, office and logistics REIT acquired by ProLogis in August 2004. Prior to co-founding Black Creek Capital, LLC, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and, subsequently, Chemical Bank. Mr. Mulvihill holds a Bachelor’s degree from Stanford University in Political Science. Pursuant to a contribution agreement that we entered into on July 21, 2006 with our operating partnership and Dividend Capital Advisors Group LLC (“DCAG”) to acquire our former advisor, we agreed to nominate an individual designated by DCAG to our board at our annual meetings of our stockholders to be held in 2007, 2008 and 2009. The contribution agreement and related agreement are described in more detail in the section of this proxy statement titled “Transactions with Related Persons.” Mr. Mulvihill was designated by DCAG to be nominated to our board at our 2009 annual meeting of stockholders.

John C. O’Keeffe.  Director since 2002

Mr. O’Keeffe, age 49, has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has been active in the construction industry since 1983. Mr. O’Keeffe serves as a Project Executive, managing the construction of large healthcare projects. He graduated from Denison University in 1983 with a Bachelor’s degree in English Literature.

Bruce L. Warwick.  Director since 2005

Mr. Warwick, age 70, is currently a Vice Chairman of The Related Companies, overseeing the development of various real estate development projects including office and residential properties throughout the United States. Prior to joining The Related Companies in 1998, Mr. Warwick served as Vice Chairman, Development of The Galbreath Company, overseeing development and management in the Eastern Region. He has been active in real estate construction activities since 1961. Mr. Warwick received a Bachelor of Arts degree from Colgate University in 1960.

Corporate Governance

DCT Industrial Trust remains committed to maintaining sound corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Director Independence.  We require that a majority of our board be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the director. The board has determined that Messrs. Altinger, August, Gates, Hardin, O’Keeffe and Warwick are independent. The board reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and the company and considering other relevant facts and circumstances. The board has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

Lead Director.  We have a lead director who is selected annually at the meeting of the board scheduled on the day of each annual meeting of our stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled meeting of the board). The responsibilities of our lead director include, among other things, to preside over any executive sessions of our outside directors or independent directors and report back to management and meet at least once in every quarter with the Chairman of the Board and the Chief Executive Officer. Currently, our lead director is Bruce L. Warwick.

Communicating with Directors.  Any interested party who desires to communicate with any of our directors individually, with the Board of Directors as a group, or with a particular group of the Board of Directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800,

Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director.  The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under Additional Information on page 43. The committee reviews its recommendations with the board, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. In the course of identifying and evaluating candidates, the committee may sometimes retain executive search firms to identify candidates for the board who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third-party search firms, employees and others.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving company securities, conflicts of interest, use of company assets, fair dealing and company accounting. In addition, we have adopted a Whistleblowing and Whistleblower Protection Policy to enable anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. In addition, copies of our corporate governance guidelines can be obtained, free of charge, upon written request to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Board of Directors and Committees

Our board of directors currently consists of nine directors, six of whom are independent under the requirements of the NYSE listing rules. The board held five meetings during 2008 and all directors attended 75% or more of the board meetings and meetings of the committees on which they served during the periods they served. All members of our board are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. All directors attended the 2008 annual meeting in person, with the exception of Messrs. Altinger, Mulvihill, and Warwick, who attended the meeting via telephone.

The four standing committees of the board are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance-committee charting on the investor relations webpage. In addition, copies of the charters can be obtained, free of charge, upon written request to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Audit Committee.  The members of the audit committee are Messrs. Altinger, who chairs the committee, August and Warwick, each of whom is independent under the rules of the NYSE and the SEC. The board has determined that Mr. Altinger is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were nine meetings of the committee in 2008 and its report appears on page 41. The primary responsibilities of this committee are to assist the board in overseeing: (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, considering and approving the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Investment Committee.  The members of the investment committee are Messrs. Hardin, who chairs the committee, Gates, O’Keeffe and Wattles. This committee is responsible for approving material acquisitions, dispositions and other investment decisions of the company up to $75.0 million. Proposed acquisitions in excess of $75.0 million or entry into new international markets require approval by our board. There were six meetings of the committee in 2008.

Compensation Committee.  The members of the compensation committee are Messrs. August, who chairs the committee, Altinger, and Warwick, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) make recommendations to the board regarding the compensation payable to members of the board; (4) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were six meetings of the committee in 2008 and its report appears on page 40.

Nominating and Corporate Governance Committee.  The members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, and O’Keeffe, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board on board organization matters; (2) assist the board with evaluating the effectiveness of the board and its committees; (3) review and make recommendations for committee appointments to the board; (4) identify individuals qualified to become board members and propose to the board a slate of nominees for election at the annual meeting of stockholders; (5) assess and make recommendations to the board on corporate governance matters; and (6) develop and recommend to the board a set of corporate governance principles. There were five meetings of the committee in 2008.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Thomas G. Wattles	57	Executive Chairman*
Philip L. Hawkins	53	Chief Executive Officer*
James D. Cochran	48	President and Chief Investment Officer
Stuart B. Brown	43	Chief Financial Officer
Daryl H. Mechem	48	Managing Director, West Region
Matthew T. Murphy	44	Senior Vice President, Finance and Treasurer
Michael J. Ruen	42	Managing Director, East Region
Stephen K. Schutte	42	Senior Vice President and General Counsel

*See biographical summary under “Proposal I: Election of Directors – Nominees”.

The following is a biographical summary of the experience of our executive officers.

James D. Cochran, age 48, has been our President since October 2006. In addition, since September 2005, he has been our Chief Investment Officer and responsible for overall acquisition, development, institutional capital management and dispositions. Through October 2006, Mr. Cochran was also an employee of our former advisor. Since he joined our former advisor in February 2004, he has overseen over $3.0 billion in investment activity. Prior to joining our former advisor, he spent ten years with ProLogis where he was a senior vice president, member of the Investment Committee and served as a member of the Board of Directors and Executive Committee for Macquarie ProLogis Trust, then a publicly traded property trust in Australia. At ProLogis, Mr. Cochran held various positions including acquisition officer, market officer responsible for operations and development in Denver and Kansas City, head of the national acquisition and sales group, and capital markets where he raised private equity for joint ventures and funds in North America. Prior to joining ProLogis, Mr. Cochran worked at TCW Realty Advisors where he held acquisition and leasing positions with a focus on industrial product. Mr. Cochran also worked for Economics Research Associates where he performed market and financial feasibility studies for a variety of development projects. Mr. Cochran has a Bachelor of Arts degree from the University of California, Davis and an M.B.A. from The Anderson School at UCLA.

Stuart B. Brown, age 43, has been our Chief Financial Officer since October 2006. Mr. Brown previously served as Vice President and Chief Accounting Officer of Federal Realty Investment Trust from 2003 to 2006. Federal Realty is a public REIT specializing in the ownership, management, development and redevelopment of high-quality retail assets. Before joining Federal Realty, Mr. Brown was Vice President, Finance for Giant Food, Inc., a domestic retail grocery chain that is part of the Netherlands-based Royal Ahold supermarket company. He also served in other corporate and operational finance positions at Royal Ahold over approximately ten years, including Vice President, Accounting at Ahold USA, the company’s U.S. retail headquarters, and Vice President, Investor Relations at the company’s global headquarters in the Netherlands. Mr. Brown began his career with Deloitte & Touche. He holds a Bachelor’s degree and a Masters of Accountancy degree, both from the University of Georgia.

Daryl H. Mechem, age 48, has been a Managing Director of our company since 2005 when he was responsible for property operations. Since the latter part of 2008 he has overseen the Western Region of our company, responsible for all property operations, investments and development in that region. Through October 2006, Mr. Mechem was also an employee of our former advisor. Since joining our former advisor in January 2004, Mr. Mechem has been responsible for the organizational infrastructure to implement the primary functions of property management, leasing and capital expenditures for our company’s real estate portfolio. Prior to joining our former advisor, Mr. Mechem was most recently a Senior Vice President and Regional Director for ProLogis

where he had overall responsibilities for the day-to-day real estate operations in the Mid-Atlantic region which encompassed over 43 million square feet in eight markets (Chicago, Cincinnati, Columbus, Indianapolis, Louisville, New Jersey, Pennsylvania and St. Louis). Mr. Mechem joined ProLogis in May 1995 as a Marketing Representative in the Houston market, was promoted to Vice President Market Officer in November 1999, First Vice President in 2001 and Senior Vice President in January 2003. Mr. Mechem holds a Bachelor’s degree from the University of New Mexico.

Michael J. Ruen, age 42, has been a Managing Director of our company since early 2007 and prior to that a Senior Vice President of our company since 2005. Mr. Ruen was initially responsible for capital deployment in the eastern United States and development. Since the latter part of 2008 he has overseen the Eastern Region of our company, responsible for all property operations, investments and development in that region. Through October 2006, Mr. Ruen was also an employee of our former advisor. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. He received his Bachelor of Sciences degree from the University of Alabama and an M.B.A. from Georgia State University.

Matthew T. Murphy, age 44, has been a Senior Vice President of our company since 2005 and our Treasurer since October 2006. Through October 2006, Mr. Murphy was also the Controller of our former advisor. From February 1998 until joining our former advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy has been active in the accounting functions in connection with real estate companies since 1992. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

Stephen K. Schutte, age 42, has been a Senior Vice President and General Counsel of our company since October 2006 and is responsible for overseeing the provision of all legal services for the company. Prior to that, Mr. Schutte was with ProLogis for five years, most recently as First Vice President and Associate General Counsel, where he was responsible for structuring and closing numerous acquisitions and dispositions, development transactions, complex joint ventures and financings and where he was responsible for all legal services in Mexico, China and Canada. Before ProLogis, Mr. Schutte was an associate attorney with the international law firm of LeBoeuf, Lamb, Greene & MacRae LLP. Mr. Schutte received his J.D. from the University of Iowa College of Law and his B.A. from Creighton University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of February 2, 2009, ownership information with respect to our common stock and partnership units in our operating partnership, for those persons known to us to be the beneficial owner of 5% or more of our outstanding common stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)		Percent of Common Stock and Units(2)
Directors and Executive Officers
Thomas G. Wattles	505,620	(3)	*	2,168,785	(3)	1%
Philip L. Hawkins	279,011	(4)	*	916,566	(4)	*
Phillip R. Altinger	43,197	(5)	*	50,619	(5)	*
Thomas F. August	31,259	(6)	*	35,533	(6)	*
John S. Gates, Jr.	56,259	(6)	*	60,533	(6)	*
Tripp H. Hardin	31,578	(7)	*	39,000	(7)	*
John C. O’Keeffe	32,414	(8)	*	36,688	(8)	*
James R. Mulvihill	159,211	(9)	*	1,455,264	(9)	*
Bruce L. Warwick	71,610	(10)	*	75,884	(10)	*
James D. Cochran	138,051	(11)	*	955,557	(11)	*
Stuart B. Brown	71,164	(12)	*	152,368	(12)	*
Daryl H. Mechem	54,536	(13)	*	496,187	(13)	*
Michael J. Ruen	84,930	(14)	*	318,016	(14)	*

All directors and officers as a group (15 persons)	1,596,282	(15)	*	7,011,413	(15)	3.3%

Five Percent Stockholders
The Vanguard Group, Inc. (16)	13,596,047		7.7%	13,596,047		6.5%
Invesco Ltd (17)	11,632,122		6.6%	11,632,122		5.6%
Deutsche Bank AG (18)	10,262,958		5.8%	10,262,958		4.9%
Davis Selected Advisers, L.P. (19)	10,194,839		5.8%	10,194,839		4.9%
Barclays Global Investors, NA (20)	9,962,729		5.7%	9,962,729		4.8%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our company and its subsidiaries.

(1)

“Number of shares beneficially owned” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of February 2, 2009 or (ii) converting phantom shares vested or vesting within 60 days of February 2, 2009 to actual shares, but does not include shares of common stock that may be acquired by redeeming OP units in our operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by converting all unvested phantom shares and redeeming OP units in our operating partnership assuming that (i) all outstanding OP units are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and (iii) all OP units have been exchanged for shares of common stock. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. The terms of the LTIP units are described in “Executive and Director Compensation-Compensation Discussion and Analysis-Long-Term Equity Incentive Compensation-LTIP Units.”

(2)	As of February 2, 2009, 175,715,468 shares of common stock, 32,025,485 OP units and 1,058,297 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable, or conversion of phantom shares vested or vesting within 60 days of February 2, 2009 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, (ii) all OP units held by all persons, other than us, have been exchanged for shares of common stock and (iii) all phantom shares held by all persons, whether vested or not, have been converted into shares of common stock.

(3)	Includes 273,438 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009, 41,407 shares held by Thomas and Joan Wattles Revocable Trust and 190,775 shares held by TGW Investors LLC. Additionally, the “number of shares and units beneficially owned” column includes 1,638,451 OP units held by TGW Investors LLC and 24,714 OP units owned by DCAG attributed to Mr. Wattles based upon his right to receive a portion of the net cash flows, or cash flow interest, in DCAG (described below in the section titled “Transactions with Related Persons”). Mr. Wattles does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”

(4)	Includes 170,122 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 637,555 LTIP units (of which 58,731 are vested as of February 2, 2009).

(5)	Includes 13,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 7,422 phantom shares (of which 3,148 are vested as of February 2, 2009).

(6)	The “number of shares and units beneficially owned” column includes 4,274 phantom shares (none of which are vested as of February 2, 2009).

(7)	Includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009, 2,277 shares held through a trust for the benefit of Mr. Hardin and 1,190 shares held through his profit sharing plan (self-directed). Additionally, the “number of shares and units beneficially owned” column includes 7,422 phantom shares (of which 3,148 are vested as of February 2, 2009).

(8)	Includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 4,274 phantom shares (none of which are vested as of February 2, 2009).

(9)	Includes 14,619 shares held through a trust for the benefit of Mr. Mulvihill and his spouse,100,000 shares held by Mulvihill Family LLC and 44,592 held by Shamrock Investors LLC. Additionally, the “number of shares and units beneficially owned” column includes 7,422 phantom shares (of which 3,148 are vested as of February 2, 2009), 1,026,462 OP units held by the Mulvihill Family LLC and 262,169 OP units owned by DCAG attributed to Mr. Mulvihill based upon his cash flow interest in DCAG. Mr. Mulvihill does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”

(10)	Includes 13,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 4,274 phantom shares (none of which are vested as of February 2, 2009).

(11)	Includes 89,591 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009 and 24,306 shares of unvested restricted stock. Additionally, the “number of shares and units beneficially owned” column includes 183,052 LTIP units (of which 22,062 are vested as of February 2, 2009), 551,697 OP units held by Mr. Cochran and 82,757 OP units owned by DCAG attributed to Mr. Cochran based upon his cash flow interest in DCAG. Mr. Cochran does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”

(12)	Includes 42,842 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009 and 10,472 shares of unvested restricted stock. Additionally, the “number of shares and units beneficially owned” column includes 81,204 LTIP units (of which 7,523 are vested as of February 2, 2009)

(13)	Includes 43,050 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 48,114 LTIP units (of which 14,383 are vested as of February 2, 2009), 334,189 OP units held by Mr. Mechem and 59,348 OP units owned by DCAG attributed to Mr. Mechem based upon his cash flow interest in DCAG. Mr. Mechem does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”

(14)	Includes 54,353 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 60,864 LTIP units (of which 18,094 are vested as of February 2, 2009), 137,561 OP units held by Mr. Ruen and 34,661 OP units owned by DCAG attributed to Mr. Ruen based upon his cash flow interest in DCAG. Mr. Ruen does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”

(15)	Includes an aggregate of 778,202 shares of common stock, 34,778 shares of unvested restricted stock and 783,303 shares of common stock issuable upon exercise of options which are currently exercisable or will become exercisable within 60 days after February 2, 2009. Additionally, the “number of shares and units beneficially owned” column includes 4,326,731 OP units (including 504,591 OP units attributed to certain directors and officers based upon each of such director’s or officer’s cash flow interest in DCAG, all of which have been pledged to us as described below in the section titled “Transactions with Related Persons”), 1,049,038 LTIP units and 39,362 phantom shares. See also notes (3) – (14) above.

(16)

The Vanguard Group, Inc. reported sole voting power with respect to 237,019 shares and sole investment power with respect to 13,596,047 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd.,

Malvern, Pennsylvania 19355. Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 13, 2009.

(17)	Information regarding Invesco Ltd. (“Invesco”) is based solely on a Schedule 13G filed jointly by Invesco Ltd., Invesco Institutional (N.A.), Inc., Invesco Global Asset Management (N.A.), Inc., Invesco Management S.A. and Invesco PowerShares Capital Management LLC with the SEC on February 17, 2009. Invesco’s address is 1555 Peachtree Street NE, Atlanta, GA 30309. The Schedule 13G filed by Invesco indicates that (a) Invesco Institutional (N.A.), Inc. has sole voting power with respect to 8,483,525 shares, sole investment power with respect to 11,220,064 shares, shared voting power with respect to 110,669 shares and shared investment power with respect to 66,330 shares, (b) Invesco Global Asset Management (N.A.), Inc. has sole investment power with respect to 314,900 shares and no voting or shared investment power, (c) Invesco Management S.A. has sole voting and investment power with respect to 7,900 shares and no shared voting or investment power and (d) Invesco PowerShares Capital Management LLC has sole voting and investment power with respect to 22,958 shares and no shared voting or investment power.

(18)	Information regarding Deutsche Bank AG (“Deutsche Bank”) is based solely on a Schedule 13G filed jointly by Deutsche Bank AG, Deutsche Investment Management Americas, Deutsche Bank Trust Company Americas, RREEF America L.L.C., DWS Investments S.A., Luxembourg and Deutsche Asset Management Australia Ltd, with the SEC on February 12, 2009. Deutsche Bank’s address is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Germany. The Schedule 13G filed by Deutsche Bank indicates that (a) Deutsche Bank AG has sole voting power with respect to 5,346,100 shares, sole investment power with respect to 10,262,958 shares and no shared voting or investment power, (b) Deutsche Investment Management Americas has sole voting power with respect to 1,263,550 shares, sole investment power with respect to 1,276,250 shares and no shared voting or investment power, (c) Deutsche Bank Trust Company Americas has sole investment power with respect to 11,800 shares and no sole voting power, shared voting power or investment power, (d) RREEF America L.L.C. has sole voting power with respect to 3,632,650 shares, sole investment power with respect to 8,416,408 shares and no shared voting or investment power, (e) DWS Investments S.A., Luxembourg has sole voting and investment power with respect to 26,350 shares and no shared voting or investment power and (f) Deutsche Asset Management Australia Ltd has sole voting power with respect to 423,550 shares, sole investment power with respect to 531,150 shares and no shared voting or investment power.

(19)	Davis Selected Advisers, L.P. reported sole voting power with respect to 1,731,120 shares and sole investment power with respect to 10,194,839 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756. Information regarding Davis Selected Advisers, L.P. is based solely upon a Schedule 13G filed by Davis Selected Advisers, L.P. with the Securities and Exchange Commission on February 13, 2009.

(20)	Information regarding Barclays Global Investors, NA (“Barclays”) is based solely on a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG with the SEC on February 5, 2009. Barclays’s address is 400 Howard Street, San Francisco, California 94105. The Schedule 13G filed by Barclays indicates that (a) Barclays Global Investors, NA has sole voting power with respect to 3,762,469 shares, sole investment power with respect to 4,015,093 shares and no shared voting or investment power, (b) Barclays Global Fund Advisors has sole voting and investment power with respect to 5,792,921 shares and no shared voting or investment power, (c) Barclays Global Investors, LTD has sole voting and investment power with respect to 90,371 shares and no shared voting or investment power and (d) Barclays Global Investors Japan Limited has sole voting and investment power with respect to 64,344 shares and no shared voting or investment power. The Schedule 13G indicates that each of Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG has no beneficial ownership.

Transactions with Related Persons

The Internalization

On October 10, 2006, pursuant to a contribution agreement, our operating partnership acquired our former affiliated external advisor, Dividend Capital Advisors LLC, or our former advisor, from Dividend Capital Advisors Group LLC, the parent company of our former advisor, or DCAG, for an aggregate of 15,111,111 OP units, which included the modification of a special series of units, or the special units, of limited partnership interest in our operating partnership held by DCAG into 7,111,111 OP units. We refer to this transaction as the Internalization. In connection with the Internalization, our former advisor became a wholly-owned subsidiary of our operating partnership and certain employees of, or consultants to, our former advisor or its affiliates became our employees.

Some of our directors and officers had material financial interests in the Internalization. Mr. Wattles had indirect beneficial ownership and control with his spouse of a 12.825% membership interest in DCAG and was entitled to receive 8.084% of the net cash flows of DCAG, which we refer to as a cash flow interest; and Mr. Mulvihill had indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest. Furthermore, Messrs. Cochran, Mechem, Murphy and Ruen, pursuant to certain contractual arrangements, had an aggregate 9.987% cash flow interest in DCAG.

On July 21, 2006, our operating partnership entered into a contribution agreement with DCAG to acquire our former advisor. In the Internalization, the entire outstanding membership interest and all economic interests in our former advisor were contributed by DCAG to our operating partnership. The contribution agreement obligates us to nominate an individual designated by DCAG to our board at our annual meetings of our stockholders to be held in 2007, 2008 and 2009, in each case to serve a one-year term. This obligation will terminate if at any time the persons who on the closing date of the Internalization are the beneficial owners of the outstanding membership interests in DCAG, together with certain other specified persons, cease to beneficially own, directly or indirectly, an aggregate of at least 5.0 million of the OP units issued in connection within the Internalization. DCAG designated James Mulvihill for nomination at our 2007, 2008 and 2009 annual meetings of stockholders.

Pursuant to the contribution agreement, subject to certain qualifications and limitations, DCAG agreed to indemnify and hold harmless us, our subsidiaries and certain other parties related to us from all losses relating to breaches of the representations and warranties made by DCAG in the contribution agreement, breaches of the representations and warranties made by DCAG in the pledge agreement (described below) and breaches of certain of the covenants made by DCAG in the contribution agreement. In addition, subject to certain qualifications and limitations, we agreed to indemnify and hold harmless DCAG, our former advisor and certain other parties related to them from all losses relating to inaccuracies in the representations and warranties made by us or our operating partnership in the contribution agreement, the other transaction documents or certain certificates and breaches of certain of the covenants made by us or our operating partnership in the contribution agreement or the other transaction documents. In general, the representations and warranties survive the closing of the Internalization until January 10, 2010; however, certain of our and DCAG’s representations and warranties did not survive the closing or are subject to shorter survival periods. Both DCAG’s indemnification obligations for breaches of representations and warranties and our indemnification obligations for breaches of representations and warranties are subject, with limited exceptions, to a $350,000 deductible and are subject to a cap of $170.0 million. DCAG may elect to pay any indemnity obligation in cash or by surrender of the OP units received in connection with the Internalization on the basis of the OP units’ market value, as defined in the contribution agreement, on the date of surrender.

In the contribution agreement, DCAG agreed to secure its indemnification obligations under the contribution agreement by entering into a pledge agreement with us. Pursuant to the pledge agreement, DCAG pledged in our favor the following (or any substituted collateral permitted pursuant to the pledge agreement): (a) from the closing date of the Internalization until January 10, 2008 (which we refer to as the lockup period), all of the OP units received in the Internalization, (b) from January 10, 2008 until October 10, 2008 (which we refer to as the first follow-on period), cash and/or OP units having a fair market value of $20.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the first follow-on period, (c) from October 10, 2008 until October 10, 2009 (which we refer to as the second follow-on period), cash and/or OP units having a fair market value of $10.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the second follow-on period, and (d) following the end of the second follow-on period, assets having a fair market value equal to the amount of unresolved indemnification claims asserted before the end of the second follow-on period until those claims are resolved. Under the terms of the pledge agreement, we hold a first-priority security interest in all of the assets pledged pursuant to the pledge agreement (or any substituted collateral). As of February 2, 2009 – we had not made any claims under these indemnification obligations.

In addition, as part of the Internalization, we entered into a registration rights agreement with DCAG in respect of any shares of common stock acquired or otherwise owned by or issuable to DCAG or its permitted transferees upon exchange of the OP units issued in the Internalization, which requires us, on up to two occasions, on demand of DCAG or its permitted transferees, to prepare and file a registration statement that covers the resale of the shares specified in the demand and provides for certain additional arrangements relating to those registration rights.

Agreements with Affiliates of DCAG

Shared Services Agreement

During 2008 we renewed our transitional services agreement with Overhead Services, Inc., formerly DC Services, LLC, or Overhead Services, an affiliate of DCAG, whereby we receive enumerated transitional services, including IT services, human resources, payroll and accounts payable services, necessary to operate our business for a one-year period for a monthly fee of approximately $72,000. During 2008, we paid approximately $0.8 million to Overhead Services pursuant to this agreement. Overhead Services has continued to provide us shared services in 2009 and, in the first quarter of 2009, we entered into a shared services agreement with Overhead Services whereby Overhead Services is to provide us shared services during 2009 for a monthly fee of approximately $50,000 starting January 2009.

DCTRT Joint Ventures

We entered into a strategic relationship with Divided Capital Total Realty Trust Inc., or DCTRT, whereby we entered into three joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which DCTRT would acquire industrial real estate assets in certain major markets in which we currently operate. The exclusivity provisions, which have now expired, remained in effect so long as we introduced a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In addition, as described below, we have entered into non-competition agreements with James Mulvihill, which generally restrict his ability to engage in various activities in North America in respect of industrial real estate until October 10, 2009. The non-competition agreements contain certain exceptions, including a provision that Mr. Mulvihill can provide various services to DCTRT and other related entities if (and only for so long as) the DCTRT exclusivity provisions described above remain in effect.

We act as the managing member of these joint ventures, subject to the approval of major decisions by DCTRT, and earn an asset management fee of 45 basis points per annum on assets under management, an acquisition fee of 50 basis points of the joint venture’s pro rata share of the purchase price (including any assumed debt, but excluding certain transaction costs) of assets it acquires and, under certain circumstances, a construction management fee and a disposition fee. Distributions of available cash will be paid (1) to us and DCTRT, pari passu, in accordance with our respective percentage interests, until DCTRT has received an 8.5% internal rate of return; (2) after DCTRT has received an 8.5% internal rate of return, 80.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 20.0% to us, until DCTRT has received a 13.0% internal rate of return; and (3) after DCTRT has received a 13.0% internal rate of return, 70.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 30.0% to us. Each joint venture will be funded as follows: (1) an equity contribution from DCTRT to the joint venture (which generally will be not less than approximately 80.0% of the joint venture’s required equity capitalization); (2) an equity contribution from us to the joint venture (which generally will be up to 20.0% of the joint venture’s required equity capitalization); and (3) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55.0% and no more than 75.0%. Our actual ownership percent may vary depending on amounts of capital contributed and the timing of contributions and distributions.

On September 1, 2006, we entered into the first joint venture, TRT-DCT Industrial Joint Venture I, or TRT-DCT Venture I. As of December 31, 2008, this joint venture owned approximately $213.2 million in real estate assets. During the year ended December 31, 2008, we contributed cash of $0.7 million which represented one percent (1%) of the fair value of six properties with combined contribution values of $65.3 million that DCTRT contributed to the venture. No further assets are planned to be acquired by this joint venture. In June 2007, we issued a secured $16.0 million, 6.0% interest note, maturing on July 1, 2014 to TRT-DCT Venture I. The note is guaranteed by us until all related obligations are satisfied. TRT-DCT Venture I paid $962,494 and $80,208 in interest on the note during the fiscal year 2008 and January 2009, respectively. No principal has been paid on the note through January 31, 2009.

As co-general partner, we make the initial determination as to whether an asset will be acquired by TRT-DCT Venture I, and this determination is then subject to DCTRT’s review and approval. With respect to our own assets, if the proposed asset has been owned by us for four months or less and no significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to our total gross cost basis and, if the proposed asset has been owned by us for more than four months or significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to the asset’s fair market value as determined by an unaffiliated appraiser plus incremental third-party costs including legal, due diligence and debt financing expenses. However, we have no obligation to sell an asset if the appraised value is less than our cost basis. Assets that are acquired from third parties are valued at the acquisition’s total gross cost, which includes the purchase price, due diligence costs and closing costs. We will receive an acquisition fee of 50 basis points as described above in connection with all assets that are contributed or sold.

On March 27, 2007, we formed our second joint venture with DCTRT, TRT-DCT Industrial Joint Venture II, G.P., or TRT-DCT Venture II, pursuant to which TRT-DCT Venture II may own up to $190.75 million of industrial properties. As of December 31, 2008, this joint venture owned approximately $94.6 million of real estate assets. TRT-DCT Venture II is structured and funded in a manner similar to TRT-DCT Venture I. During 2009, additional assets may be (1) contributed by us to TRT-DCT Venture II, (2) sold by us to DCTRT pursuant to terms described in the partnership agreement, or (3) acquired by TRT-DCT Venture II through third-party purchases.

We formed our third joint venture with DCTRT, TRT-DCT Industrial Joint Venture III, G.P., (“TRT-DCT Venture III”), on September 9, 2008. TRT-DCT Venture III is structured and funded in a manner similar to TRT-DCT Venture I and II. As of December 31, 2008, TRT-DCT Venture III owned approximately $31.0 million of real estate assets. During 2008, five properties were acquired from an unrelated third party by the venture comprised of approximately 0.9 million square feet. During 2008, we contributed cash of $3.0 million which represented ten percent of the fair value of these acquired assets.

Although he is not an officer, director or employee of DCTRT, Mr. Mulvihill serves as manager to the parent of DCTRT’s advisor. In such capacity, he provides consultative support on the business plan of DCTRT and participates on its Advisor Investment Committee.

Non-Competition Agreement

In connection with the Internalization, we entered into a non-competition agreement with Mr. Mulvihill. Pursuant to the non-competition agreement, during the period commencing on October 10, 2006 and terminating on October 10, 2009, which we refer to as the restricted period, Mr. Mulvihill has agreed not to, individually or together with any other person or entity, directly or indirectly, (1) engage in the business of owning, acquiring, developing or managing industrial real estate located anywhere in North America, for his own account, (2) render any managerial, consulting or other services to any person or entity who or which is engaged in such business (other than us, our operating partnership or any of our or its respective subsidiaries), or (3) become a partner, member, manager, shareholder, principal, agent, employee, trustee or consultant of any person or entity engaged in such business (other than us, our operating partnership or any of our or its respective subsidiaries); provided, however, that, Mr. Mulvihill is permitted to:

•

own or acquire, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or an over-the-counter market if Mr. Mulvihill (1) does not control such entity and is not a member of a group that controls such entity and (2) does not, directly or indirectly, own 5% or more of any class of equity securities of such entity;

•

become associated with a specific division, group or department of any entity engaged in the business of owning, acquiring, developing or managing industrial real estate located anywhere in North America, which we refer to as the business, for his own account, if the division, group or department with which Mr. Mulvihill becomes associated is not itself engaged in the business and Mr. Mulvihill does not provide any services, assistance or advice to the division, group or department of such entity which is engaged in the business;

•

acquire an interest in any entity engaged in the business, solely as an investment, if the fair market value of any industrial real estate owned, acquired, developed or managed by such entity does not constitute more than 20% of the fair market value of all real estate owned, acquired, developed or managed by such entity;

•	invest in any pooled investment vehicle or fund which is managed by and/or includes capital provided by unaffiliated third parties;

•

engage in any and all activities in respect of a fund if the fair market value of such fund’s industrial real estate assets does not exceed 20% of such fund’s total real estate assets; provided, that if such fund allows a third-party equity participation in industrial real estate in Mexico, we will have the right of first offer with respect thereto; and

•

engage in any and all activities with respect to (1) DCTRT and a fund with similar investment objectives for accredited investors that enters into an agreement with us that is substantially identical to the DCTRT joint ventures (which we collectively refer to as the DCTRT Entities), and (2) any advisor to the DCTRT Entities, so long as the exclusivity provisions of the DCTRT joint ventures are in effect; if the exclusivity provisions of the DCTRT joint ventures are not in effect, this exception will no longer be applicable and Mr. Mulvihill will be prohibited from actively participating in the procurement, sourcing or identification of acquisition or investment opportunities in respect of industrial real estate on behalf of either of the DCTRT Entities.

The above restrictions will not apply and will become null and void in their entirety if at any time a representative of DCAG is not serving as a director on our board of directors as a result of our breach of the provisions of the contribution agreement that obligate us to nominate an individual designated by DCAG to our board.

In addition, Mr. Mulvihill has agreed not to, during the restricted period, directly or indirectly, knowingly (1) solicit or entice to leave employment, or (2) employ any person, who is an employee (or was in the previous three months) of us, our operating partnership or any of its, or our, respective subsidiaries.

Transactions with Related Person Approval Policy

Our corporate governance guidelines set forth in writing our transactions with related person approval policy. According to this policy, each related person transaction must be reviewed and approved in advance by the audit committee or, for contributions, acquisitions, and dispositions of real property, the investment committee; provided that if we enter into a transaction without recognizing that it constitutes a related person transaction, this approval requirement can be satisfied if the transaction is subsequently ratified by the audit committee or investment committee, as applicable. Our transactions with related person approval policy under our corporate governance guidelines covers all transactions with related parties required to be disclosed in the proxy statement under SEC rules and all other related person transactions in which the amount involved exceeds $60,000.

Our code of business conduct and ethics sets forth in writing the standards, policies and procedures that the company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving the company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules.

Our transactions with related persons approval policy under our corporate governance guidelines and our code of business conduct and ethics were put in place after the Internalization and did not apply to the Internalization or the other agreements described above that were entered into in connection with the Internalization, including the contribution agreement, the non-competition agreement and TRT-DCT Venture I. These transactions were reviewed by a special committee of our board comprised of all of our then independent directors that was formed to review, consider and negotiate the terms and conditions of the Internalization and its related transactions and to make recommendations to our entire board regarding these transactions.

Executive and Director Compensation

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our named executive officers are as follows: Philip L. Hawkins, Chief Executive Officer; James D. Cochran, President and Chief Investment Officer; Stuart B. Brown, Chief Financial Officer; Daryl H. Mechem, Managing Director, West Region; and Michael J. Ruen, Managing Director, East Region.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have the caliber of executive needed to perform at the highest levels of the industry;

•

Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•

Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

•

Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our entrepreneurial culture.

Additionally, we generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives, for example, through the use of non-qualified stock options instead of options qualifying as incentive stock options under Section 422 of the Internal Revenue Code. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our named executive officers. Additionally, we use LTIP units or offer to executives the choice of LTIP units, which may be more advantageous to executives from a tax perspective than other types of full-value awards as described below under “Our Compensation Programs – Long-Term Equity Incentive Awards – LTIP Units,” but result in the loss of a tax deduction for us.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have entered into employment agreements with each of our named executive officers that provide for payments and other benefits in connection with a termination of his employment. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our annual cash incentive bonuses to take into account our actual performance compared to predetermined performance goals, but also provide flexibility and allow for discretion to appropriately reflect individual circumstances as well as changing business conditions and priorities. Previously, in determining the mix of the different elements of executive compensation for 2007, we considered the mix being offered by comparable companies. At that time, we generally structured the mix of base salary, annual cash incentive bonuses and long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation. For 2008, we generally kept the mix of the different elements of executive compensation consistent with the mix for 2007 recognizing that each year, depending on actual performance during the year, the amount of cash incentive bonuses paid and long-term equity incentive compensation granted relative to base salary will necessarily fluctuate.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers for 2008 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

Peer Group Data

In order to assist us in determining the amount of executive compensation to pay, in 2007, we engaged the services of FPL Associates, L.P., a nationally recognized consulting firm specializing in advisory services for the real estate industry, to analyze our executive compensation versus current market practices and summarize key compensation trends in the industry. As part of FPL Associates’ engagement, the compensation committee directed FPL Associates to, among other things, compare our executive compensation with competitive market compensation data for two different peer groups: an asset-based peer group consisting of eight public REITs with an industrial asset class focus; and a size-based REIT peer group consisting of 19 public REITs similar in size to our company, but in varying asset classes. In addition, the compensation committee directed FPL Associates to compare the compensation of Messrs. Cochran and Ruen with competitive market compensation data for an additional peer group of private companies, consisting of 17 private companies that are active investors in, or developers of, industrial real estate. These three peer groups included the following companies, which were identified by FPL Associates based on discussions with the compensation committee and our Chief Executive Officer:

Asset-Based Peer Group	Size-Based Peer Group	Private Company Peer Group
AMB Property Corporation	Alexandria Real Estate Equities, Inc.	American Realty Advisors
Duke Realty Corporation	BRE Properties, Inc.	Birtcher Real Estate Group
EastGroup Properties, Inc.	Corporate Office Properties Trust	CenterPoint Properties
First Industrial Realty Trust, Inc.	Cousins Properties Incorporated	Dermody Properties (DP Partners)
First Potomac Realty Trust	Equity One, Inc.	Flagler Development Company
Liberty Property Trust	Glimcher Realty Trust	Hillwood Development Corporation
ProLogis	Healthcare Realty Trust, Inc.	Industrial Developments International, Inc.
PS Business Parks, Inc.	Highwoods Properties, Inc.	ING Clarion Partners
	Home Properties, Inc.	JPMorgan Asset Management
	Kilroy Realty Corporation	Morgan Stanley Investment Management
	Lexington Realty Trust	Panattoni Development Company
	Mid-America Apartment Communities, Inc.	The RREEF Funds
	Nationwide Health Properties, Inc.	The Carson Companies
	Omega Healthcare Investors, Inc.	The Pizzuti Companies
	Pennsylvania Real Estate Investment Trust	USAA Real Estate Company
	Post Properties, Inc.	Walton Street Partners
	PS Business Parks, Inc.	Watson Land Company
Realty Income Corporation
Washington Real Estate Investment Trust

The peer group data presented was based on historical 2006 information, and included information regarding base salary, total annual cash compensation, annual long-term incentive award value, total annual cash and long-term incentive award values, maximum multi-year long-term incentive compensation opportunity and total remuneration. For each of the peer groups, we reviewed information at the 25th, 50th and 75th percentiles and average information for positions comparable to each of our executives’ positions, with adjustments determined by FPL Associates, as necessary, to reflect our executives’ actual responsibilities.

Overall, our analysis of this competitive market compensation data was an important component in our decisions regarding executive compensation. Base salaries and target annual cash incentive bonuses and long-term equity grants for 2007 were equal to the amounts negotiated with each of our named executive officers in the employment agreements that we entered into with each of them in 2006. For 2008, we used this competitive market compensation data in the determination of the amounts to pay to our executives as base salary and the target amounts for our annual cash incentive bonuses and long-term equity grants, both of which were established in early 2008. We did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather we used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives; the difficulty that we would have in replacing each of our executives; and the target levels of compensation established in each of our executive’s employment agreement. Additionally, we used private company peer group information as an additional data point for purposes of determining the compensation of Messrs. Cochran and Ruen. We used this information for Messrs. Cochran and Ruen because of the similarity in the roles of executives in capital deployment functions (e.g., acquisitions/investments and development) in both public and private companies and the significant competition among both public and private companies for executives serving in these roles.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject to the commitments we have made to our executives in their employment agreements. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive and our executive’s performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

During 2006, we entered into employment agreements with our named executive officers which became effective upon completion of the internalization of our external advisor in October 2006. Pursuant to these arrangements, the minimum annual base salaries for our named executive officers were established as follows: Mr. Hawkins’ minimum base salary was $575,000 per year, Mr. Cochran’s minimum base salary was $300,000 per year, Mr. Brown’s minimum base salary was $250,000 per year, Mr. Mechem’s minimum base salary was $250,000 per year and Mr. Ruen’s minimum base salary was $235,000 per year. The minimum base salaries that we negotiated with our executives were based on our understanding of base salaries for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the expected or previously negotiated base salaries of our other executives and other factors. The base salary for each of our named executive officers for 2007 was equal to the minimum base salary negotiated with that executive in his employment agreement and was not reevaluated. In the first quarter of 2008, we reevaluated our named executive officers’ base salaries based on competitive market compensation data. The following table sets forth the base salaries for our named executive officers for 2008 and 2007 and the percentage change:

Named Executive Officer	2008 Base Salary	2007 Base Salary	Percentage Change
Philip L. Hawkins	$600,000	$575,000	4.3%
James D. Cochran	350,000	300,000	16.7%
Stuart B. Brown	265,000	250,000	6.0%
Daryl H. Mechem	260,000	250,000	4.0%
Michael J. Ruen	260,000	235,000	10.6%

The changes to base salary for 2008 were primarily based on our review of competitive market compensation data in late 2007 and early 2008. At that time, we determined that the base salaries for all of our named executive officers, other than our Chief Executive Officer, together with their target annual bonuses and target values for annual grants of long-term equity incentive compensation would provide total annual cash compensation and total annual compensation that was significantly less than the market median for the peer groups described above under “–Peer Group Data.” As a result, we determined to increase the base salaries of our named executive officers in order to begin moving their total compensation closer to the market medians of our peer groups, with individual variances reflecting the individual experience and skills of, and expected contributions from, our executives and the subjective judgment of the compensation committee. In determining the specific changes to be made to our named executive officers’ base salaries, as opposed to their other elements of compensation, as noted above, we generally structured the mix of base salary, annual cash incentive bonuses and long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation.

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation based on annual performance.

Similar to base salary, the employment agreements that we have entered into with our named executive officers provide for minimum target annual cash incentive bonuses. Under the terms of their respective employment agreements, (1) Mr. Hawkins was eligible to receive a target annual cash bonus equal to at least 100% of his base salary, which was $600,000 for 2008, (2) Mr. Cochran was eligible to receive a target annual cash bonus of at least $200,000, (3) Mr. Brown was eligible to receive a target annual cash bonus of at least $200,000, (4) Mr. Mechem was eligible to receive a target annual cash bonus of at least $125,000 and (5) Mr. Ruen was eligible to receive a target annual cash bonus of at least $90,000. The targeted annual cash bonuses that we negotiated with our executives were based on our understanding of these amounts for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, these amounts for our other executives and other factors. In the employment agreements with our named executive officers, we committed to minimum specific target annual cash bonuses for these executives during the term of their employment under the agreement. However, we may establish the criteria that must be met for the annual cash bonuses to be earned and we may also grant actual bonus amounts above and below the target level based on our assessment of performance in order to fully motivate and reward our executives.

In the first quarter of 2008, we established target annual bonuses for each of our named executive officers. Our decisions regarding the amount of the target annual bonuses was based on our analysis of competitive market compensation data. Overall, for all of our named executive officers other than our Chief Executive Officer, we determined that, if we paid the minimum target annual bonus under the employment agreements with our named executive officers, we would be providing total annual cash compensation and total annual compensation that was significantly less than the market median for the peer groups described above under “–Peer Group Data.” As a result, we determined to set target annual bonus amounts for our named executive officers, other than our Chief Executive Officer, for 2008 in amounts in excess of the minimum target annual bonus under the employment agreements in order to begin moving their total compensation closer to the market medians of our peer groups, with individual variances reflecting the individual experience and skills of, and expected contributions from, our executives and the subjective judgment of the compensation committee. We determined to keep our Chief Executive Officer’s target annual bonus equal to the amount provided for in his employment agreement, as this target annual bonus was more closely aligned with the market medians of our peer groups than those of our other named executive officers. The following table sets forth the target annual bonuses for each of our named executive officers for 2008 and 2007:

Named Executive Officer	2008 Target Bonus	2007 Target Bonus
Philip L. Hawkins	$600,000	$575,000
James D. Cochran	350,000	200,000
Stuart B. Brown	225,000	200,000
Daryl H. Mechem	175,000	125,000
Michael J. Ruen	200,000	90,000

In the first quarter of 2008, we also established a number of performance objectives for our named executive officers that were also intended to serve as guidelines for our determination regarding the actual bonuses to be paid to these executives. Included among these performance objectives were (1) corporate objectives that were consistent for all executives, including funds from operations, or FFO, and adjusted funds from operations, or AFFO, per share targets, a maximum leverage ratio target and a subjective evaluation of financial results, (2) strategic or departmental objectives that were focused on the primary areas of responsibility for each executive and (3) individual objectives. The strategic, departmental and individual objectives for each of our named executive officers were based on the following:

Named Executive Officer	Strategic/Departmental and Individual Objectives
Philip L. Hawkins	Objectives relating to the growth of our institutional capital management business, our progress implementing our business plan with respect to markets in Mexico and with the SCLA joint venture and the executive’s overall leadership, success in implementing specific organizational changes, effectiveness in investor communications and other individual objectives

James D. Cochran	Objectives relating to our acquisition and development activity in the United States, including through our SCLA joint venture, and Mexico, the growth of our institutional capital management business and the executive’s overall and departmental leadership, successful management of specific projects and other individual objectives

Stuart B. Brown	Objectives relating to our capital management, financial reporting and accounting and the executive’s overall and departmental leadership, effectiveness in investor communications and other individual objectives

Daryl H. Mechem	Objectives relating to our net operating income, percentage occupancy, tenant retention, leasing costs, rental rate growth, leasing activity and the executive’s overall and departmental leadership and other individual objectives

Michael J. Ruen	Objectives relating to our U.S. acquisition and development activity and the executive’s overall and departmental leadership and other individual objectives

Although we did identify specific performance objectives, they were not designed to be applied, and were not applied, in a predetermined, formulaic manner to determine actual bonuses. Consistent with the intended design, in determining actual bonuses, we reviewed executive performance on a holistic basis taking into account the various changes in strategic direction and other unforeseen developments that occurred during the year as opposed to a strictly line-by-line comparison of actual performance compared to the specific predetermined performance objectives. In reviewing executive performance, the compensation committee considered, among others, the following aspects of our overall performance during 2008:

•

FFO, excluding impairment charges, of $0.60 per diluted share for 2008, which was below the range of the guidance that we provided in February 2008 of between $0.68 and $0.73 per diluted share, and AFFO per diluted share that was also below the internal performance objective originally established. For these purposes, FFO per diluted share, excluding impairment charges, was calculated by excluding impairment charges of $10.7 million, or approximately $0.05 per diluted share, from our FFO per diluted share for 2008. Our FFO per diluted share is calculated in the manner described in our annual report on Form 10-K for the year ended December 31, 2008, and, by its definition, excluded, among other things, aggregate gains of $21.5 million that we realized from the disposition of operating properties to unrelated third parties.

•	Our discipline in maintaining a strong balance sheet, with consolidated debt to book value of total assets (before depreciation and amortization) of 38.4% as of December 31, 2008, no major debt maturities until 2011 assuming the exercise of extension options and approximately $285 million available under our unsecured credit facility as of December 31, 2008.

•

Our relatively strong operating performance, in light of current economic conditions, based on the property net operating income generated from our operating portfolio, our tenant retention and rent growth rates, our average and year-end percentage occupancy and our leasing costs.

•	Weaker performance from our development assets as a result of slower leasing activity and declining market values.

•	Our successful disposition activity in 2008, in light of economic conditions, based on volume, pricing and amount of cash generated.

The following are the target and actual annual bonuses for each of our named executive officers for 2008, and the percentages of the target annual bonuses that were paid:

Named Executive Officer	2008 Target Bonus	2008 Actual Bonus	Percentage Payout
Philip L. Hawkins	$600,000	$400,000	66.7%
James D. Cochran	350,000	150,000	42.9%
Stuart B. Brown	225,000	180,000	80.0%
Daryl H. Mechem	175,000	140,000	80.0%
Michael J. Ruen	200,000	100,000	50.0%

The differences in the actual annual bonuses paid reflected, among other things, the varying performances of the aspects of our operations for which our named executive officers’ are principally responsible. We paid Mr. Brown a higher percentage of his target annual bonus principally because of his successes in maintaining the strength of our balance sheet, transitioning to new auditors for our financial statements and achieving other finance and accounting project goals during the year. Mr. Mechem’s higher percentage payout resulted principally from his role in heading leasing of our operating portfolio, which was very successful in light of current economic conditions based on tenant retention, rent growth rates, average and year-end percentage occupancy and leasing costs. The lower percentage payouts for Messrs. Cochran and Ruen reflected their primary responsibility for our development activities, which had weaker performance during the year. Mr. Hawkins percentage payout reflected his responsibility for our overall performance, including all of the factors noted above.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of restricted stock, LTIP units in our operating partnership and stock options to executives as part of our total compensation package. There are two primary components of our long-term equity incentive awards: an annual grant program and a multi-year program.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. We determine our annual grants based on a dollar value, with 80% being paid in the form of restricted stock or LTIP units and 20% being paid in the form of stock options. Our annual grant program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to incent our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We use a mix of restricted stock/LTIP units and stock options in order to provide an appropriate blend of downside risk and upside potential at the time of the initial award and in the future as our stock price may change.

Minimum target values of the annual grants for each of our named executive officers have been established in the employment agreements we entered into with these individuals. Under the terms of their respective employment agreements, in 2009, (1) Mr. Hawkins was eligible to receive annual equity awards with an aggregate target value of at least $1,150,000, (2) Mr. Cochran was eligible to receive annual equity awards with an aggregate target value of at least $500,000, (3) Mr. Brown was eligible to receive annual equity awards with an aggregate target value of at least $250,000, (4) Mr. Mechem was eligible to receive annual equity awards with an aggregate target value of at least $225,000 and (5) Mr. Ruen was eligible to receive annual equity awards with an aggregate target value of at least $275,000. Our employment agreements with these executives also specified that the vesting of these awards was to occur in equal annual installments over four to five years. In the employment agreements with our named executive officers, we committed to specific target annual grants of long-term equity incentive compensation for these executives during the term of their employment under the agreements. However, we may establish the criteria that must be met for the annual grants to be awarded and we may also grant actual values above and below the target level based on our assessment of performance in order to fully motivate and reward our executives.

In the first quarter of 2008, we established target values for the annual grants for each of our named executive officers. Our decisions regarding the amount of the target values was based on our analysis of competitive market compensation data. Similar to the target annual cash bonuses, for all of our executives other than our Chief Executive Officer, we determined that, if we granted equity awards with a value equal to the minimum target value under the employment agreements with our named executive officers, we would be providing total annual compensation and, in some cases, total annual equity compensation to these executives that was significantly less than the market median for the peer groups described above under “Peer Group Data.” As a result, we determined to set target values for our named executive officers, other than our Chief Executive Officer, for 2008 in amounts in excess of the minimum target values under the employment agreements in order to begin moving these executives’ total compensation closer to the market medians of our peer groups, with individual variances reflecting the individual experience and skills of, and expected contributions from, our executives and the subjective judgment of the compensation committee. We determined to keep our Chief Executive Officer’s target value equal to the amount provided for in his employment agreement, as this target value was more closely aligned with the market medians of our peer groups than those of our other named executive officers. The following table sets forth the value of the target annual grants for each of our named executive officers for 2008 and 2007:

Named Executive Officer	2008 Target Value	2007 Target Value
Philip L. Hawkins	$1,150,000	$1,150,000
James D. Cochran	700,000	500,000
Stuart B. Brown	325,000	250,000
Daryl H. Mechem	350,000	225,000
Michael J. Ruen	450,000	275,000

In the first quarter of 2008, we also established a number of performance objectives for our named executive officers that were also intended to serve as guidelines for our determination regarding the actual grants to be made to these executives. These performance objectives were the same performance objectives that we used in connection with the determination of annual cash bonuses, and they were evaluated in the same manner for purposes of determining actual equity grants for 2008. The following are the target and actual values of the annual equity awards for each of our named executive officers for 2008 , and the percentages of the target value that were awarded:

Named Executive Officer	2008 Target Value	2008 Actual Value	Percentage Granted
Philip L. Hawkins	$1,150,000	$750,000	65.2%
James D. Cochran	700,000	350,000	50.0%
Stuart B. Brown	325,000	260,000	80.0%
Daryl H. Mechem	350,000	350,000	100.0%
Michael J. Ruen	450,000	275,000	61.1%

For each executive officer, 80% of the annual grant was made in the form of restricted stock or LTIP units, at the election of the executive, and 20% was made in the form of stock options. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on, and set the exercise price of the stock options at, $3.41, which was the closing stock price of our common stock on February 10, 2009, the date the awards were approved. The stock options have a ten-year term and were valued at $0.50 per share, which was the ratio approved by the compensation committee at the time based on Black-Scholes valuation data provided by FPL Associates. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of January 1, 2009.

Equity Award Grant Policy

In 2007, we adopted an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the named executive officers and all other employees. Under this policy, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of our compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options granted as part of the annual awards will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by our compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on a quarterly basis on the third trading day following each of our quarterly earnings releases.

Multi-Year Program - 2006 Outperformance Program

On December 13, 2006, we adopted a 2006 outperformance program, which became effective upon the closing of our initial listed public offering on December 15, 2006. The purpose of the program is to further align the interests of our stockholders and management by encouraging our senior officers to create stockholder value in a “pay for performance” compensation structure.

Under the program, participating executives will share in an “outperformance pool” if our total stockholder return for the three-year performance period beginning on the closing date of our initial listed public offering, December 15, 2006, exceeds the greater of an absolute compound annual total stockholder return of 10% or 110% of the compound annual return of the MSCI US REIT Index during the same period measured against a baseline value equal to $12.25 per share, which was the public offering price in such offering. The size of the outperformance pool for the program will be 10% of our total stockholder return in excess of the performance hurdle, subject to a maximum amount of $40 million. Each executive’s award under the program will be designated as a specified participation percentage of the aggregate outperformance pool. Assuming the performance hurdles are met, the outperformance pool will be allocated among the award recipients in accordance with each executive’s specified participation percentage. Any unallocated portion of the outperformance pool remaining at the end of the performance period will be reallocated among the program’s participants at that time on a pro-rata basis.

If the performance hurdles are met, each participating executive will be issued shares of restricted stock as of the end of the performance period with a value equal to such executive’s share of the outperformance pool. Half of the restricted stock issued will be fully vested at the end of the performance period and the remaining half will vest in two equal installments on the first two anniversaries of that date based on continued employment. We may also permit the participating executives to elect to receive their awards in the form of LTIP units in our operating partnership or other equivalent forms of equity in lieu of shares of restricted stock.

The program provides that if the outperformance pool is established, each participating executive will be entitled to the distributions that would have been paid had the number of his or her earned shares of restricted stock been issued at the beginning of the performance period. These distributions will be paid in cash at the end of the performance period. Thereafter, distributions will be paid currently on all shares of restricted stock that were issued, whether vested or unvested.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating executives’ awards will be based on performance relative to the hurdle through the date of the change in control. Any shares of common stock earned upon a change in control will be fully vested. If a participating executive’s employment is terminated before the end of the performance period as a result of death or disability (as determined for purposes of the program), or is terminated by us without cause or by the executive for good reason, in each case as determined under the program, the executive’s award will be based on performance relative to the hurdle through the date of termination and any earned shares of common stock will be fully vested upon such date of termination. In the event of a change in control or termination as a result of death or disability, without cause or for good reason after the performance period has ended, all unvested awards issued under the program will become fully vested. If an award recipient’s employment is terminated by us for cause or by the award recipient without good reason, all unearned awards and unvested restricted shares of common stock will be forfeited.

We made the following awards under the program to our named executive officers: Philip L. Hawkins (16%); James D. Cochran (16%); Stuart B. Brown (10%); Daryl H. Mechem (8%); and Michael J. Ruen (8%). These awards became effective upon the closing of our initial listed public offering on December 15, 2006.

LTIP Units

In 2006, we established a program under our Amended and Restated 2006 Long-Term Incentive Plan, or our 2006 long-term incentive plan, for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units will be issued as a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under our 2006 long-term incentive plan will be valued by reference to the value of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of our common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) our issuance of common stock, (2) the issuance by our operating partnership of common or other partnership units, (3) our repurchases of significant amounts of common stock for cash, and (4) the redemption by our operating partnership of common units for cash, in each case so long as the price of our common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our 2006 long-term incentive plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, our compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Stock Ownership Guidelines

In order to complement our long-term equity incentive compensation program and further align the interests of our executives with those of our stockholders, our board of directors adopted stock ownership guidelines that apply to our executives. See “Executive and Director Compensation–Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. These agreements, among other things, provide for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, each executive has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. We believe that because the severance level is negotiated up front, it makes it easier for us to terminate executives without the need for protracted negotiations over severance. See “Executive and Director Compensation–Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements.

Broad-Based Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our named executive officers, including the role of any executive officers, is described below under “Executive and Director Compensation-Executive and Director Compensation Process.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus	Stock Award(s) ($)(2)	Option Awards ($)(2)	All Other Compensation (3)	Total
Philip L. Hawkins Chief Executive Officer	2008	$600,000	$400,000	$1,499,612	$118,494	$-	$2,618,106
	2007	575,000	575,000	1,237,282	57,283	198,873	2,643,438
	2006	129,375	200,000	211,074	-	16,251	556,700

James D. Cochran President and Chief Investment Officer	2008	350,000	150,000	471,380	62,278	-	1,033,658
	2007	300,000	275,000	173,654	24,906	-	773,559

	2006	63,750	95,000	8,592	-	-	167,342

Stuart B. Brown Chief Financial Officer	2008	265,000	180,000	270,264	29,794	-	745,058
	2007	250,000	225,000	217,244	12,453	9,492	714,189
	2006	56,250	105,000	29,119	-	139,197	329,556

Daryl H. Mechem Managing Director, West Region	2008	260,000	140,000	144,684	29,908	-	574,592
	2007	250,000	175,000	83,300	11,208	-	519,507

	2006	52,917	48,000	4,296	-	-	105,213

Michael J. Ruen Managing Director, East Region	2008	260,000	100,000	170,846	37,750	-	568,596
	2007	235,000	150,000	90,354	13,698	-	489,052

(1)	Salary in 2006 represents salary paid from the Internalization on October 10, 2006, through the end of 2006. Prior to the closing of the Internalization, we did not pay any salary to any of our named executive officers.

(2)	Amounts for 2006, 2007 and 2008 are based on the dollar amounts recognized for financial statement reporting purposes with respect to the years ended December 31, 2006, 2007 and 2008 respectively, in accordance with SFAS 123R, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values, other than those for LTIP units granted in 2007, are set forth in note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008. The grant date fair values for the LTIP units granted during 2007 were determined by a lattice-binomial option-pricing model based on a Monte Carlo simulation using a volatility factor of 23% and a risk-free interest rate of 2.67%. The amounts in the “Stock Award(s)” column for 2008 include the following amounts relating to the awards made to our named executive officers under our 2006 outperformance program: Mr. Hawkins - $91,247; Mr. Cochran - $91,247; Mr. Brown - $57,029; Mr. Mechem - $45,624 and Mr. Ruen - $45,624. The amounts in the “Stock Award(s)” column for 2007 include the following amounts relating to the awards made to our named executive officers under our 2006 outperformance program: Mr. Hawkins - $103,104; Mr. Cochran - $103,104; Mr. Brown - $64,440; Mr. Mechem - $51,552; and Mr. Ruen - $51,552.

(3)	For 2006, 2007 and 2008, all amounts consist of reimbursement of relocation expenses, including a housing allowance and commuting costs.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008 to our named executive officers.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Philip L. Hawkins	02/11/08	02/11/08		—	359,375	$8.64	$247,969
	02/22/08	02/11/08	(2)	106,481	—		859,302
James D. Cochran	02/11/08	02/11/08		—	218,750	8.64	150,938
	02/22/08	02/11/08	(2)	115,741	—		934,030
	02/22/08	02/11/08	(2)	32,407	—		261,524
	02/22/08	02/11/08	(2)	32,408	—		280,005
Stuart B. Brown	02/11/08	02/11/08		—	101,563	8.64	70,078
	02/22/08	02/11/08	(2)	30,093	—		242,851
Daryl H. Mechem	02/11/08	02/11/08		—	109,375	8.64	75,469
	02/22/08	02/11/08	(2)	32,407	—		261,524
Michael J. Ruen	02/11/08	02/11/08		—	140,625	8.64	97,031
	02/22/08	02/11/08	(2)	41,667	—		336,253

(1)	All awards were grants of LTIP units, except for the award of 32,408 shares to Mr. Cochran which was a grant of restricted shares of common stock. All grants were made under our 2006 long-term incentive plan.

(2)	In order to enable our named executive officers to elect to receive some or all of their awards in the form of LTIP units, the grant date for the awards occurred after the approval of the awards. The total number of LTIP units and/or shares of restricted stock granted were based on the dollar value of the awards approved on February 11, 2008, and the closing price of our common stock on the New York Stock Exchange on February 11, 2008.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Executive and Director Compensation-Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2008, we granted equity awards to our named executive officers under our 2006 long-term incentive plan, as described in the 2008 Grants of Plan-Based Awards table. Each stock option granted has a term of ten-years from its grant date. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee maintains a service relationship with us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee may continue to exercise the stock option for a period of one year thereafter. Each of the equity awards granted in 2008 vests over four years with 25% vesting on January 1, 2009 and 25% on each January 1st thereafter based on continued employment, except for the 115,741 LTIP units granted to James D. Cochran, which vests over five years with 25% vesting on January 1, 2011, 25% on January 1, 2012 and 50% on January 1, 2013; provided that vesting of each is also subject to acceleration in connection with a change-in-control as described in “Executive and Director Compensation-

Potential Payments Upon Termination or Change-in-Control.” Generally, we pay distributions and dividends to holders of all LTIP units and shares of restricted stock, whether vested or not, at the same rate per share as the dividends per share paid to our common stockholders. The terms of the LTIP units are described in “Executive and Director Compensation-Compensation Discussion and Analysis-Long-Term Equity Incentive Compensation-LTIP Units.”

The terms of employment agreements that we have entered into with our executives are described below under “Executive and Director Compensation-Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008, with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(2)

Philip L. Hawkins	80,279	120,419	(3)	$11.46	01/11/2017
	-	359,375	(3)	8.64	02/11/2018
						450,795	(4)	$2,281,023
						48,168	(5)	243,730
						106,481	(6)	538,794
									0	$0
James D. Cochran	34,904	52,356	(3)	11.46	01/11/2017
	-	218,750	(3)	8.64	02/11/2018
						20,943	(5)	105,972
						115,741	(7)	585,649
						32,408	(6)	163,984
						32,407	(6)	163,979
									0	$0
Stuart B. Brown	17,452	26,178	(3)	11.46	01/11/2017
	-	101,563	(3)	8.64	02/11/2018
						51,111	(8)	258,622
						10,472	(5)	52,988
						30,093	(6)	152,271
									0	$0
Daryl H. Mechem	15,706	23,561	(3)	11.46	01/11/2017
	-	109,375	(3)	8.64	02/11/2018
						9,425	(5)	47,691
						32,407	(6)	163,979
									0	$0
Michael J. Ruen	19,197	28,796	(3)	11.46	01/11/2017
	-	140,625	(3)	8.64	02/11/2018
						11,519	(5)	58,286
						41,667	(6)	210,835
									0	$0

(1)	Based on a price of $5.06 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2008. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.

(2)	The number and market or payout value of equity incentive plan awards is based on the amount that the executives would have earned under our 2006 outperformance program if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from our initial listing on December 13, 2006 through December 31, 2008. Because the annualized total stockholder return during this period was less than that required for the executives to earn awards under our 2006 outperformance program, no amounts were reported for the number and market or payout value. The terms of our 2006 outperformance program, including the vesting terms, are described above under “Executive and Director Compensation-Compensation Discussion and Analysis.”

(3)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on January 11, 2007 under our 2006 long-term incentive plan: Mr. Hawkins - 200,698 shares; Mr. Cochran - 87,260 shares; Mr. Brown - 43,630 shares; Mr. Mechem - 39,267 shares; and Mr. Ruen - 47,993 shares. The total number of shares originally subject to the stock options were subject to vesting over five years with 20% vesting on October 10, 2007, and 20% on each October 10 thereafter based on continued employment. Also represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 11, 2008 under our 2006 long-term incentive plan: Mr. Hawkins - 359,375 shares; Mr. Cochran - 218,750 shares; Mr. Brown - 101,563 shares; Mr. Mechem - 109,375 shares; and Mr. Ruen – 140,625 shares. The total number of shares originally subject to the stock options were subject to vesting over 4 years with 25% vesting on January 1, 2009, and 25% on each January 1 of the following 3 years based on continued employment.

(4)	Represents 450,795 LTIP units granted on October 25, 2006 that vest 25% on August 1, 2009, 25% on August 1, 2010, and 50% on August 1, 2011 based on continued employment.

(5)	Represents the unvested portion of the following equity awards that were granted on February 13, 2007, under our 2006 long-term incentive plan: Mr. Hawkins – 80,279 LTIP units; Mr. Cochran – 34,904 LTIP units; Mr. Brown – 17,452 shares of restricted stock; Mr. Mechem – 15,707 LTIP units; and Mr. Ruen – 19,197 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over five years with 20% vesting on October 10, 2007, and 20% on each October 10 thereafter based on continued employment.

(6)	Represents the unvested portion of the following equity awards that were granted on February 22, 2008, under our 2006 long-term incentive plan: Mr. Hawkins – 106,481 LTIP units; Mr. Cochran – 32,407 LTIP units and 32,408 shares of restricted stock; Mr. Brown – 30,093 LTIP units; Mr. Mechem – 32,407 LTIP units; and Mr. Ruen – 41,667 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over five years with 20% vesting on January 1, 2009, and 20% on each January 1 thereafter based on continued employment.

(7)	Represents 115,741 LTIP units granted on February 22, 2008 that vest 25% on January 1, 2011, 25% on January 1, 2012 and 50% on January 1, 2013.

(8)	Represents 51,111 LTIP units granted on October 25, 2006 that vest 25% on October 10, 2009, 25% on October 10, 2010, and 50% on October 10, 2011 based on continued employment.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of common stock and LTIP units that vested in 2008. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares/LTIP units vesting.

2008 OPTION EXERCISES AND STOCK VESTED

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Philip L. Hawkins	16,056	$104,846
James D. Cochran	6,981	45,586
Stuart B. Brown	3,490	22,790
Daryl H. Mechem	3,141	20,511
Michael J. Ruen	3,839	25,069

(1)	For Messrs. Hawkins, Mechem and Ruen, represents the number of LTIP units that vested in 2008 and, for Mr. Brown, represents shares of common stock that vested in 2008.

(2)	Based on a price of $6.53 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on October 10, 2008. October 10, 2008 was the vesting date for all of the shares of common stock and LTIP units that vested in 2008.

Potential Payments Upon Termination or Change-in-Control

We entered into employment agreements with each of our named executive officers, which took effect on October 10, 2006. Under these agreements, Mr. Hawkins serves as our Chief Executive Officer and a director; Mr. Cochran serves as our President and Chief Investment Officer; Mr. Brown serves as our Chief Financial Officer; Mr. Mechem serves as our Managing Director, West Region and Mr. Ruen serves as our Managing Director, East Region. The employment agreements all have a three-year term, ending October 10, 2009, except that Messrs. Hawkins’ and Brown’s terms automatically renew for successive one-year periods unless either party gives notice of non-renewal. The following is a description of the material terms of our employment agreements with Messrs. Hawkins and Brown and our other named executive officers.

Mr. Hawkins.  The employment agreement for Mr. Hawkins provides for an annual salary of at least $575,000. For 2006, Mr. Hawkins was entitled to a pro-rated portion of a minimum annual guaranteed bonus of $575,000 and, for 2007, Mr. Hawkins was entitled to a minimum guaranteed bonus of 80% of his annual salary. For 2008 and thereafter, Mr. Hawkins is eligible to receive an annual target cash bonus equal to at least 100% of his annual salary. Mr. Hawkins will be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of at least $1,150,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. In addition, as contemplated by his agreement, as a signing bonus Mr. Hawkins received, under our 2006 long-term incentive plan, 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007. Under the agreement, we also agreed to provide Mr. Hawkins with a housing allowance and reimburse him for his relocation expenses, including any broker’s fees, (with a tax gross-up) and his commuting expenses relating to his relocation to the Denver area. If Mr. Hawkins’ employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of two times annual salary, two times the greater of the target bonus for the year of termination and the average of the actual bonuses for the two years prior to the year of termination, two years of continuing coverage under the group health plan, and payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Hawkins will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Hawkins’ equity awards will also all vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity awards will be eliminated. If any payments under his employment agreement, including compensation triggered by a change of control, constitute a “parachute payment” under the Internal Revenue Code, such that an excise tax is imposed, Mr. Hawkins is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed. Mr. Hawkins’ initial term of employment under the employment agreement is three years expiring on October 10, 2009. The term is automatically extended for successive one-year periods thereafter unless either party provides 90 days’ prior written notice of non-renewal.

Mr. Brown.  The employment agreement for Mr. Brown provides for an annual salary of at least $250,000. For 2006, Mr. Brown was entitled to a pro-rated portion of a minimum annual guaranteed bonus of $200,000 and, for 2007, Mr. Brown was entitled to a minimum guaranteed bonus of $160,000. For 2008 and thereafter, Mr. Brown is entitled to receive an annual target cash bonus equal to at least $200,000. Mr. Brown will also be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of at least $250,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. In addition, as contemplated by his employment agreement, as a signing bonus in 2006 Mr. Brown received a $35,000 cash bonus and received, under our 2006 long-term incentive plan, 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on October 10, 2007. Under the agreement, we also agreed to provide Mr. Brown with a housing allowance and reimburse him for his relocation expenses, including any broker’s fees, (with a tax gross-up) and his commuting expenses relating to his relocation to the Denver area. If Mr. Brown’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to (i) the greater of (A) his annual aggregate cash compensation for the year of termination and (B) his actual annual cash compensation for the year prior to the year of termination, (ii) one year of continuing coverage under the group health plan and (iii) payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Brown will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Brown’s equity awards will also all vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity awards will be eliminated. If the payments made by us under his employment agreement, including compensation triggered by a change in control, constitute a “parachute payment” under the Internal Revenue Code, such that an excise tax is imposed, Mr. Brown is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed. Mr. Brown’s initial term of employment under the employment agreement is three years expiring on October 10, 2009. The term is automatically extended for successive one-year periods thereafter unless either party provides 90 days’ prior written notice of non-renewal.

Other Named Executive Officers.  The employment agreements with our other executives provide for annual salaries of at least $300,000 for Mr. Cochran, $250,000 for Mr. Mechem and $235,000 for Mr. Ruen. In addition, the employment agreements also provide for a target cash bonus of at least $200,000 for Mr. Cochran, $125,000 for Mr. Mechem and $90,000 for Mr. Ruen. In addition to annual salary and target cash bonus, the executives will be eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of at least the following aggregate annual target values: $500,000 for Mr. Cochran, $225,000 for Mr. Mechem and $275,000 for Mr. Ruen. The executive’s equity awards will also vest in the event of a change in control. If the executive’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of his annual base compensation and target bonus and two years’ continuing coverage under the group health plans (for Mr. Mechem, six months’ continuing coverage). In addition, in that event the executive will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. With respect to Mr. Cochran, in the case of a termination by us without cause or by him for good reason following changes in control of us, termination payments will be two times salary and bonus rather than one time salary and bonus. Additionally, upon the termination of any of our other named executive officers upon death or disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity awards will be eliminated. The term of employment for each of Messrs. Cochran, Mechem and Ruen under their employment agreements is three years expiring on October 10, 2009.

Under the employment agreements, each of Messrs. Hawkins, Cochran, Brown, Mechem and Ruen is subject to a number of restrictive covenants, including an up to one-year non-competition provision that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions. Generally, for Messrs. Cochran, Mechem and Ruen upon the scheduled expiration of the employment term or upon a termination following a change of control of us, the non-competition provision will expire upon the date of the termination of employment and, upon a termination of employment by us without cause or by the executive for good reason, the non-competition provision will expire six months following the termination of employment. For Messrs. Hawkins and Brown, upon the scheduled expiration of the employment term, the non-competition provision will expire upon the date of the termination of employment.

In addition to these employment agreements, each of Messrs. Hawkins, Cochran, Brown, Mechem and Ruen has entered into an indemnification agreement providing for indemnification and advancement of expenses to the indemnitee to the fullest extent permitted by applicable law.

Generally, under our 2006 long-term incentive plan, all of an executive’s equity awards fully vest upon a change-in-control or the executive’s termination upon death or disability. A description of the provision of our 2006 outperformance program relating to termination of employment of a change-in-control as described in the “Executive and Director Compensation-Compensation Discussion and Analysis.”

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason in connection with a change-in-control occurring, in each case, as of December 31, 2008:

Philip L. Hawkins

Payments Upon Termination	Without Cause/ For Good Reason	Death/Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/For Good Reason)
Bonus	$ 600,000	$ 600,000	$ -	$ 600,000
Cash Severance	2,400,000	-	-	2,400,000
Restricted Stock & LTIP Units Vesting(1)	3,063,547	3,063,547	3,063,547	3,063,547
Stock Option Vesting(2)	-	-	-	-
2006 Outperformance Program(3)	-	-	-	-
Benefits Continuation(4)	19,501	-	-	19,501
Excise Tax Gross-Up(5)	-	-	-	748,475

Total	$6,083,048	$3,663,547	$3,063,547	$6,831,523

James D. Cochran

Payments Upon Termination	Without Cause/ For Good Reason	Death/Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/For Good Reason)
Bonus	$ 350,000	$ 350,000	$ -	$ 350,000
Cash Severance	700,000		-	1,400,000
Restricted Stock & LTIP Units Vesting(1)	1,019,585	1,019,585	1,019,585	1,019,585
Stock Option Vesting(2)	-	-	-	-
2006 Outperformance Program(3)	-	-	-	-
Benefits Continuation(4)	19,501	-	-	19,501

Total	$2,089,086	$1,369,585	$1,019,585	$2,789,086

Stuart B. Brown

Payments Upon Termination	Without Cause/For Good Reason	Death/Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/For Good Reason)
Bonus	$ 225,000	$ 225,000	$ -	$ 225,000
Cash Severance	475,000		-	475,000
Restricted Stock & LTIP Units Vesting(1)	463,881	463,881	463,881	463,881
Stock Option Vesting(2)	-	-	-	-
2006 Outperformance Program(3)	-	-	-	-
Benefits Continuation(4)	9,751	-	-	9,751
Excise Tax Gross-Up(5)	-	-	-	-

Total	$1,173,632	$688,881	$463,881	$1,173,632

Daryl H. Mechem

Payments Upon Termination	Without Cause/For Good Reason	Death/Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/For Good Reason)
Bonus	$ 175,000	$ 175,000	$ -	$ 175,000
Cash Severance	435,000	-	-	435,000
Restricted Stock & LTIP Units Vesting(1)	211,670	211,670	211,670	211,670
Stock Option Vesting(2)	-	-	-	-
2006 Outperformance Program(3)	-	-	-	-
Benefits Continuation(4)	4,875	-	-	4,875

Total	$826,545	$386,670	$211,670	$826,545

Michael J. Ruen

Payments Upon Termination	Without Cause/For Good Reason	Death/Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/For Good Reason)
Bonus	$ 200,000	$ 200,000	$ -	$ 200,000
Cash Severance	460,000	-	-	460,000
Restricted Stock & LTIP Units Vesting(1)	269,121	269,121	269,121	269,121
Stock Option Vesting(2)	-	-	-	-
2006 Outperformance Program(3)	-	-	-	-
Benefits Continuation(4)	19,501	-	-	19,501

Total	$948,622	$469,121	$269,121	$948,622

(1)	All of the executives’ outstanding equity awards fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason. As of December 31, 2008, Messrs. Hawkins, Cochran, Brown, Mechem and Ruen held unvested restricted common stock and unvested LTIP units as follows: Mr. Hawkins – 605,444 LTIP units; Mr. Cochran – 169,091 LTIP units and 32,408 shares of restricted stock; Mr. Brown – 81,204 LTIP units and 10,472 shares of restricted stock; Mr. Mechem – 41,832 LTIP units; and Mr. Ruen – 53,186 LTIP units. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2008” table above.

(2)

All of the executives’ outstanding stock options fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason. Because none of these stock options had an exercise price lower than $5.06 per share, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31,

2008, no value is attributed to the vesting of these stock options. Information regarding unvested stock options held by our named executive officers as of December 31, 2008 is contained in the “Outstanding Equity Awards at Fiscal Year-End 2008” table above.

(3)	None of our executives would have been entitled to receive any amounts under our 2006 outperformance program upon the occurrence of any of the events described above as of December 31, 2008.

(4)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2008 for covering an employee under each our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans.

(5)	Assumes a combined tax rate of 41.1% for federal and state income tax and Medicare tax.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;
•	Distribution of plan balances under our 401(k) plan;
•	Life insurance proceeds in the event of death; and
•	Disability insurance payouts in the event of disability.

Director Compensation

Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual retainer of $30,000 for services as a director;

•

a fee of $1,500 for each board meeting attended in person, which reflects an increase as of the 2008 annual meeting of stockholders from $1,000 to $1,500, and $1,000 for each meeting attended telephonically;

•	a fee of $1,000 for each committee meeting attended in person or telephonically;

•

an additional annual retainer of $10,000 for directors who serve as the chair of our audit and/or compensation committee, which reflects an increase for the chair of our compensation committee as of the 2008 annual meeting of stockholders from $7,500 to $10,000; and

•	an additional annual retainer of $7,500 for directors who serve as the chair of our investment and/or nominating and corporate governance committee.

Additionally, on the date of each annual meeting of stockholders at which each non-employee director is re-elected to our board of directors, such non-employee director will be entitled to receive phantom share awards having a value of $40,000. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive phantom share awards having a value of $40,000 on the date of such initial election or appointment. These phantom share awards will be subject to one year vesting. On May 20, 2008, the date of our 2008 annual meeting of stockholders, each non-employee director elected at that meeting received a phantom share award for 4,274 shares, which equaled $40,000 divided by $9.36, which was the closing price of our common stock on the New York Stock Exchange on May 20, 2008.

Our compensation committee is currently reviewing our director compensation and expects to make recommendations to our board regarding director compensation for implementation as of the 2009 annual meeting. We expect to add an additional annual retainer of $10,000 for the director who serves as our lead director.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total
Phillip R. Altinger	$68,472	$38,339	$3,452	$107,524
Thomas F. August	65,088	38,339	-	100,688
John S. Gates, Jr.	60,213	38,339	-	95,813
Tripp H. Hardin	61,472	38,339	1,686	98,758
James R. Mulvihill	43,472	38,339	-	79,072
John C. O’Keeffe	52,713	38,339	1,686	89,999
Bruce L. Warwick	56,213	38,339	3,443	95,256

(1)	This table does not include compensation paid to Mr. Wattles, as he is an executive officer of our company, other than a named executive officer, who did not receive any additional compensation for his service as a director.

(2)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The grant date fair value of the awards made to the directors in 2008 are as follows: for each of Messrs. Altinger, August, Gates, Hardin, Mulvihill, O’Keeffe and Warwick – $40,005. The assumptions we used for calculating the grant date fair values are set forth in note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008. As of December 31, 2008, each of Messrs. Altinger, August, Gates, Hardin, Mulvihill, O’Keeffe and Warwick, our non-employee directors, held 4,274 unvested phantom shares that had been granted by us as director compensation.

(3)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008. As of December 31, 2008, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Mr. Altinger – 15,000; Mr. Hardin – 25,000; Mr. O’Keeffe – 25,000; and Mr. Warwick – 15,000.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of most of these compensation decisions follow a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the compensation committee. Special meetings are scheduled as needed by the compensation committee, and specific meeting agendas are prepared by the chair of the compensation committee and our Chief Executive Officer, although they reflect the direction of the full compensation committee. Additionally, for purposes of granting equity awards, our compensation committee adopted an equity award grant policy as described above under “-Compensation Discussion and Analysis-Long-Term Equity Incentive Compensation-Equity Award Grant Policy.” The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Our Chief Executive Officer provides detailed information to the compensation committee regarding the performance of our executive officers and makes detailed recommendations to the compensation committee regarding the compensation of all executive officers, excluding his own. Additionally, as noted above in “Compensation Discussion and Analysis”, in 2007 continuing through 2008, the compensation committee engaged FPL Associates, L.P. to analyze our executive compensation versus current market practices and summarize key compensation trends in the industry. In August 2007, FPL prepared a written report to the compensation committee and presented this report at a meeting of the compensation committee. The chairman of the compensation committee also consulted with FPL during late 2008 and early 2009 regarding current compensation trends, particularly in light of the deteriorating economic conditions. The compensation committee ultimately made all determinations regarding compensation payable to our executive officers.

Our board of directors and compensation committee review our director compensation regularly on at least an annual basis. Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. In 2007, the compensation committee engaged FPL Associates, L.P. to complete a competitive review of director compensation. Based on this review, our Chief Executive Officer provided recommendations to the compensation committee regarding director compensation. The compensation committee then made recommendations to the full board of directors, which approved the changes in director compensation described above under “-Director Compensation,” which became effective as of the 2008 annual meeting of stockholders. In the first quarter of 2009, the compensation committee consulted with FPL Associates, L.P. regarding the types of equity awards used for director compensation. The compensation committee expects to make recommendations to our board regarding director compensation for implementation as of the 2009 annual meeting. The only change to director compensation that the compensation committee expects to recommend is the additional annual retainer for the lead director described above under “-Director Compensation.”

Director and Officer Stock Ownership Guidelines

Our board of directors believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in DCT Industrial Trust. Accordingly, each of the following persons is expected to own our equity with the following value as of the end of each fiscal year:

Position	Equity Ownership Guideline
Non-employee director	Lesser of (1) 4x value of annual equity award to each non-employee directors and (2) value of the annual equity awards made during the first 4 years following the later of the director’s initial election or the 2008 annual meeting

Chief Executive Officer and President	Lesser of (1) 4x annual salary or (2) value of the annual equity awards made during the first 4 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

Chief Financial Officer and any Managing Director	Lesser of (1) 3x annual salary or (2) value of the annual equity awards made during the first 3 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

Any Senior Vice President	Lesser of (1) 2x annual salary or (2) value of the annual equity awards made during the first 2 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

For purposes of these ownership guidelines, equity includes shares of common stock, dividend equivalent rights, options and phantom shares in DCT Industrial Trust and LTIP units and common units in our operating partnership, whether vested or not; provided that stock options will be valued using the same methodology used by the compensation committee for purposes of making equity awards to executives. The target date for acquiring and maintaining such ownership is the later of: (1) our 2013 annual meeting of stockholders, (2) in the case of a non-employee director, our fifth annual meeting of stockholders following the director’s initial election or appointment to the board and (3) in the case of an executive, the fifth year anniversary of the executive’s appointment to the applicable position. Any director who is prohibited by law or by applicable regulation of his or her employer from owning our equity shall be exempt from this requirement. The nominating and corporate governance committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Compensation Committee Interlocks and Insider Participation

During 2008, the following directors, all of whom are independent directors, served on our compensation committee: Thomas F. August, Phillip R. Altinger, and Bruce L. Warwick.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Phillip R. Altinger

Bruce L. Warwick

Equity Compensation Plan Table

The following table shows for our equity compensation plans and warrants, as a group, the number of common shares to be issued upon exercise of options, warrants and rights outstanding at December 31, 2008, the weighted average exercise price of these options, warrants and rights and the number of common shares remaining available for future issuance under our 2006 long-term incentive plan as of December 31, 2008, excluding shares to be issued in connection with equity awards already granted under such plan:

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,631,574	(1)	$9.61	(2)	4,516,045	(3)
Equity compensation plans not approved by security holders(4)	1,199,908		$12.00		-

Total	4,831,482		$10.20		4,516,045

(1)	Represents our previously adopted independent director option plan, under which options to purchase 80,000 shares were outstanding, our previously adopted employee option plan, under which options to purchase 288,500 shares were outstanding and our 2006 long-term incentive plan, under which options to purchase 2,165,415 shares, 39,362 phantom shares and 1,058,297 LTIP units were outstanding, all as of December 31, 2008.

(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighed-average exercise price calculation.

(3)	Reflects 8,000,000 shares previously available for issuance under our 2006 long-term incentive plan reduced by 3,263,074 shares subject to outstanding options to purchase shares, phantom shares and LTIP units under our 2006 long-term incentive plan, and 225,881 shares previously issued under the long-term incentive plan, including 172,740 shares of restricted stock that are subject to vesting. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.

(4)	Represents dealer warrants owned by our dealer manager and certain participating broker dealers, of which 1,199,908 warrants were unexpired as of December 31, 2008 and shall expire on April 15, 2009. These were all granted prior to the initial listing of our common stock on the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2008 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2008;

2.	the Audit Committee has discussed with representatives of Ernst & Young LLP the matters required to be discussed with them by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee:

Phillip R. Altinger, Chair

Thomas F. August

Bruce L. Warwick

Independent Registered Public Accounting Firm

The following table represents fees billed for 2007 and 2008 for professional audit services rendered by KPMG LLP for the audit of the company’s annual financial statements and fees billed in 2007 and 2008 for other services rendered by KPMG LLP:

Types of Fees	2008	2007

Audit Fees	$229,478	$921,065
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$229,478	$921,065

The following table represents fees billed for 2007 and 2008 for professional audit services rendered by Ernst & Young LLP for the audit of the company’s annual financial statements and fees billed in 2007 and 2008 for other services rendered by Ernst & Young LLP:

Types of Fees	2008	2007

Audit Fees	$630,000	$0
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$630,000	$0

In the above tables, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (KPMG LLP fees for registration statements and comfort letters in 2008 and 2007 were $3,510 and $34,205, respectively; we did not pay any fees to Ernst & Young LLP pertaining to registration statements and comfort letters in 2008 and 2007); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by KPMG LLP and Ernst & Young LLP to DCT Industrial Trust for any services not included in the foregoing categories.

On August 8, 2008 DCT Industrial Trust dismissed KPMG LLP as its independent registered public accounting firm. The decision to change DCT Industrial Trust’s principal accountants was made by the Audit Committee. On August 12, 2008, the Audit Committee engaged Ernst & Young LLP as the company’s new independent registered public accounting firm for the year ending December 31, 2008.

The audit reports of KPMG LLP on the consolidated financial statements of DCT Industrial Trust for the years ended December 31, 2007 and 2006 and on the effectiveness of the DCT Industrial Trust ‘s internal control over financial reporting as of December 31, 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2007 and 2006, and the subsequent interim period through August 8, 2008, (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreements in its audit reports on the consolidated financial statements of DCT Industrial Trust, (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K and (iii) DCT Industrial Trust did not consult with Ernst & Young LLP regarding the application of accounting principles to any completed or proposed transaction or the type of audit opinion that might be rendered on the DCT Industrial Trust’s consolidated financial statements.

DCT Industrial Trust has requested and received from KPMG LLP a letter, dated August 11, 2008, addressed to the Securities and Exchange Commission stating whether or not KPMG LLP agrees with the above statements. A copy of this letter is attached as Exhibit 16.1 to the Company’s Form 8-K filed on August 12, 2008.

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by KPMG LLP and Ernst & Young LLP during the 2008 fiscal year.

Proposal II: Ratification of Independent Registered Public Accounting Firm

The consolidated balance sheets of DCT Industrial Trust Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2008, were audited by Ernst & Young LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2009. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by any stockholders. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on November 25, 2009. Proposals should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2010 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2010 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between October 26, 2009 and November 25, 2009. Notices of intention to present proposals at the 2010 annual meeting should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on March 9, 2009, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 176,248,355 common shares outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1)         directors must be elected by the vote of a plurality of all the votes cast by stockholders entitled to vote.

(2)        the ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted at the meeting or by proxy.

Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the appointment of our independent registered public accounting firm; and (3) as otherwise recommended by the board. The board knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K which include consolidated financial statements, has been made available to you via the Internet or delivered to you via the mail with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. You may send your written request to DCT Industrial Trust Inc., Investor Relations, 518 17th Street, Suite 800, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the proxy statement and/or annual report. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2008, except as noted below. Thomas G. Wattles and James R. Mulvihill were each late in filing the Form 4 reporting the derivative securities that were created as a result of TGW Investors LLC, which is an affiliate of Mr. Wattles, Mulvihill Family MRP III LLC, which is an affiliate of Mr. Mulvihill, and other unrelated parties entering into an agreement pursuant to which TGW Investors LLC agreed to sell equity interests in a number of private entities to Mulvihill Family MRP III LLC and certain other persons in exchange for, at the purchasers’ option, cash or OP units. The Form 4s reporting this transaction were filed on June 17, 2008. Mr. Wattles was also late in filing the Form 4 reporting shares of our common stock that TGW Investors LLC received from DCAG on September 26, 2008 in exchange for a partial pro rata redemption of TGW Investors LLC’s interest in DCAG. The Form 4 reporting this acquisition was filed on January 14, 2009. Mr. Mulvihill was also late in filing the Form 4 reporting OP units that Mulvihill Family LLC, an affiliate of Mr. Mulvihill, received from DCAG on October 14, 2008 in exchange for a partial pro rata redemption of Mulvihill Family LLC’s interest in DCAG. The Form 4 reporting this acquisition was filed on October 24, 2008.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

March 23, 2009

Denver, Colorado

DCT INDUSTRIAL

ATTN: INVESTOR RELATIONS

518 17TH STREET, SUITE 800

DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

DCTIT1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DCT INDUSTRIAL TRUST INC.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. Election of the following nominees as directors (Terms expire in 2010)

Nominees:

01) Thomas G. Wattles

02) Philip L. Hawkins

03) Phillip R. Altinger

04) Thomas F. August

05) John S. Gates, Jr.

06) Tripp H. Hardin

07) James R. Mulvihill

08) John C. O’Keefe

09) Bruce L. Warwick

Vote on Proposal

For

Against

Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009

3. At the discretion of such proxies on any other matter that properly may come before the meeting or any adjournment or postponement thereof

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The undersigned hereby acknowledges receipt of the Company’s Notice of 2009 Annual Meeting of Stockholders, Proxy Statement and Annual Report. By submitting this proxy the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2009 Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.

Yes

No

Please indicate if you plan to attend this meeting.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS CAREFULLY AND DETACH AND RETURN YOUR COMPLETED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

DCT INDUSTRIAL TRUST INC. PROXY

Annual Meeting of Stockholders — To be held May 5, 2009, at 10:00 a.m., Mountain Time at 518 17th Street, Suite 800, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST INC. SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins, Stuart B. Brown, and Stephen K. Schutte, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on March 9, 2009, at the 2009 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the reverse side)